EXHIBIT A

The following table sets forth the name and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted of each director and executive officer of BBVA.  Unless otherwise indicated, the business address of each such person is c/o Banco Bilbao Vizcaya Argentaria, S.A. at Plaza San Nicolás 4, 48005 Bilbao, Spain, and all of the directors and executive officers are citizens of the Kingdom of Spain except for Ignacio Deschamps González who is a citizen of México.

Directors of BBVA	Present Principal Occupation
Francisco González Rodríguez	Chairman and Chief Executive Officer of BBVA, since January 2000. Director of Grupo Financiero BBVA Bancomer, S.A. de C.V. and BBVA Bancomer, S.A.

Ángel Cano Fernández	President and Chief Operating Officer of BBVA, since 2009. Director of Grupo Financiero BBVA Bancomer and BBVA Bancomer, S.A. de C.V. Citic Bank board member.

Tomás Alfaro Drake
Independent Director. Director of Business Management and Administration and Business Sciences programs at Universidad Francisco de Vitoria, since 1998. Chairman of the Appointments Committee since May 2010.

Juan Carlos Álvarez Mequíriz	Independent Director. Chief Operating Officer El Enebro, S.A.

Rafael Bermejo Blanco	Independent Director. Chairman of the Audit and Compliance Committee of BBVA since March 28, 2007.

Ramón Bustamante y de la Mora	Independent Director.

José Antonio Fernández Rivero	Independent Director. Chairman of Risk Committee since March 30, 2004.

Ignacio Ferrero Jordi	Independent Director. Chief Operating Officer of Nutrexpa, S.A. and La Piara, S.A. Chairman of Aneto Natural.

Carlos Loring Martínez de Irujo	Independent Director. Chairman of the Board’s Remuneration Committee since April, 2006.

José Maldonado Ramos	External Director. Took early retirement as Bank executive in December 2009.

Enrique Medina Fernández	Independent Director. State Attorney on Sabbatical.

Susana Rodríguez Vidarte	Independent Director. Member of the accounts auditing institute.

Executive Officers of BBVA	Present Employment
Francisco González Rodríguez	Chairman and Chief Executive Officer of BBVA, since January 2000. Director of Grupo Financiero BBVA Bancomer, S.A. de C.V. and BBVA Bancomer, S.A.

Ángel Cano Fernández	President and Chief Operating Officer of BBVA, since 2009. Director of Grupo Financiero BBVA Bancomer and BBVA Bancomer, S.A. de C.V.

Eduardo Arbizu Lostao	Head of Legal, Tax, Audit and Compliance Department, since 2002.

Manuel González Cid	Head of Finance Division. Deputy General Manager BBVA.

José María García Meyer-Dohner	Head of United States. Retail Banking Manager for the U.S. since august, 2004.

Ignacio Deschamps González	Head of Mexico. General Director of BBVA Bancomer since December 2006.

Juan Asúa Madariaga	Head of Corporate and Business – Spain and Portugal.

José Barreiro Hernández	Head of Global Operations.

Vicente Rodero Rodero	Head of South America.

Carlos Torres Vila	Head of Strategy & Development. BBVA Corporate Strategy & Development Director since January 2009.

Gregorio Panadero	Head of Brand and Communication. Head of BBVA Corporate Brand & Communications Department from April 1, 2009.

Manuel Castro	Head of Risk. Head of BBVA Risk department since September 2009.

Ramón Monell	Head of Innovation & Technology. Head of innovation and Technology since September 2009.

Juan Ignacio Apoita Gordo	Head of Human Resources & Services. Head of BBVA Human Resources and Services since September 2009.